Exhibit 99.1

Preliminary Third Quarter 2011 Results – Reconciliation of

Net Loss attributable to Realogy to EBITDA and

EBITDA before restructuring and other items (in millions)

Reconciliation

A reconciliation of preliminary net loss attributable to Realogy to EBITDA and EBITDA before restructuring and other items for the three months ended September 30, 2011 is set forth in the following table:

Three Months Ended September 30, 2011

Net loss attributable to Realogy	$(30)
Income tax expense	10

Loss before income taxes	(20)
Interest expense, net	159
Depreciation and amortization	46

EBITDA	$185

Legacy costs (benefits), net	(3)
Restructuring costs	3

Total restructuring and other items	—

EBITDA before restructuring and other items	$185

The Company’s preliminary third quarter 2011 results have not yet been finalized by management and have not been reviewed by its independent registered public accounting firm. When the Company’s actual results for third quarter 2011 are finalized, they will be reviewed and will include any adjustments necessary, in the opinion of management, for a fair presentation of such information. The Company’s actual third quarter 2011 financial results could vary materially from those included herein.

Definitions

EBITDA is defined by the Company as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is defined by the Company as EBITDA adjusted for restructuring costs and former parent legacy cost (benefit) items, net. The Company presents EBITDA because it believes EBITDA and EBITDA before restructuring and other items are useful supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into its results of operations. The Company’s management, including its chief operating decision maker, uses EBITDA and EBITDA before restructuring and other items as factors in evaluating the performance of its business. EBITDA and EBITDA before restructuring and other items should not be considered in isolation or as substitutes for net income or other statement of operations data prepared in accordance with GAAP.

The Company believes EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. The Company believes EBITDA before restructuring and other items also facilitates company-to-company operating performance comparisons by backing out those items in

EBITDA as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. The Company further believes that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items has limitations as an analytical tool, and you should not consider EBITDA or EBITDA before restructuring and other items either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirement for, the Company’s working capital needs;

•

these measures do not reflect the Company’s interest expense (except for interest related to its securitization obligations), or the cash requirements necessary to service interest or principal payments, on its debt;

•	these measures do not reflect the Company’s income tax expense or the cash requirements to pay its taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies in the Company’s industry may calculate these measures differently so they may not be comparable.

EBITDA and EBITDA before restructuring and other items are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.